EXHIBIT 11
                   AMERICAN BUILDINGS COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                      (In Thousands, Except Per Share Data)

                                   (Unaudited)


                                                         Three months ended      Nine months ended
                                                           September 30,           September 30,
                                                       -----------------------  --------------------
                                                         1996         1995        1996       1995
                                                       ----------   ----------  ---------  ---------
PRIMARY EARNINGS PER SHARE:

   Net income                                            $3,537       $4,938     $8,281    $11,656
                                                         ======       ======     ======    =======

   Weighted average common and common equivalent
       shares outstanding                                 5,450        6,233      5,829      6,229

   Add - Dilutive effect of outstanding options (as
     determined by the application of the treasury
     stock method)                                          338          363        357        310
                                                         ------       ------     ------    -------

   Weighted average common and common equivalent
       shares outstanding                                 5,788        6,596      6,186      6,539
                                                         ======       ======     ======    =======

Primary earnings per share:

   Net income                                            $  0.6       $ 0.75     $ 1.34    $  1.78
                                                         ======       ======     ======    =======
